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                                                                     EXHIBIT 4.3


                           GENEVA STEEL HOLDINGS CORP.
                              STOCK OPTION PLAN FOR
                              NONEMPLOYEE DIRECTORS



        1. PURPOSE. The purpose of the Geneva Steel Holdings Corp. Stock Option Plan for Nonemployee Directors (the "Plan") is to promote the interests of Geneva Steel Holdings Corp. (the "Company") and its shareholders by helping it attract and retain members of its board of directors (the "Board") who are not employees of the Company ("Nonemployee Directors") by providing them with an equity interest in the Company.

        2. PARTICIPATION. Each Nonemployee Director shall be eligible to participate in the Plan, provided that the Board shall have the discretion to determine which, if any, Nonemployee Director shall receive a grant of options hereunder (each participant who receives such a grant shall be an "Optionee").

        3. ADMINISTRATION.

                The Plan shall be administered by the Corporate Governance Committee of the Board (the "Committee") which shall have the authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable or appropriate; to interpret and construe the terms and provisions of the Plan; to establish, amend and rescind any rules and regulations relating to the Plan and any agreement evidencing a grant; and otherwise to supervise the administration of the Plan. The Committee may, in its sole and absolute discretion, delegate to any proper officer of the Company, or more than any one of them, any or all of its administrative duties under this Plan.

        4. STOCK SUBJECT TO THE PLAN.

                (a) The total number of shares of Stock for which Options may be granted under this Plan shall be 200,000 (the "Shares"), subject to adjustment as provided herein. Such Shares may consist of authorized but unissued shares or shares held in the Company's treasury. Any shares subject to an option hereunder that cease to be subject thereto may again be the subject of Options hereunder.

                (b) In the event of a merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as determined by the Committee, shall be made in the aggregate number of shares reserved for



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issuance under the Plan, the number and type of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards, provided that no such adjustment shall increase the aggregate value of any outstanding award.

        5. TERMS OF OPTIONS AND SHARES.

                (a) Exercise Price. The exercise price of an Option shall be one hundred percent of the fair market value of a Share as of the date the Option is granted, provided that the Committee or the Board, as applicable, in its sole discretion, may grant Options above or below fair market value. The Board shall determine fair market value of a share on any date using whatever criteria it deems appropriate.

                (b) Term. Subject to the discretion of the Committee to vary the term, the term of an Option shall be ten (10) years from its initial Grant Date.

                (c) Number of Options. The Committee shall have the discretion to determine the number of Options to be granted any Nonemployee Director, and to determine the terms and conditions of any such grant, all as embodied in an option agreement between the Company and the Nonemployee Director (the "Option Agreement").

                (d) Exercisability. Each Option shall be fully vested and exercisable as of the date on which it is granted.

                (e) Method of Exercise. Options may be exercised in whole or in part at any time during the Term by delivery of a written notice (in person or by first class mail to the Secretary of the Company at the Company's principal executive office), of exercise to the Company specifying the number of shares to be purchased, accompanied by full payment thereof and otherwise in accordance with the Option Agreement. Payment of the exercise price shall be made, (i) in cash, (ii) by delivery of shares of Stock, (iii) by a broker-assisted "cashless exercise" effected in accordance with rules adopted by the Committee, provided that the Stock is then publicly traded, or (iv) any combination of the foregoing. Any Shares transferred to the Company as payment of the Exercise Price shall be valued at their fair market value (as defined herein) on the day preceding the date of exercise of such Option.

                (f) No Stockholder Rights. An Optionee shall not have rights to dividends or other rights or privileges of a stockholder with respect to shares subject to an Option until the Option shall have been exercised in accordance with the terms hereof and the Company shall have issued the shares to the Optionee.

                (g) Transferability of Options. (i) Options and all other rights thereunder and hereunder may be assigned or transferred for consideration by an Optionee one time only. After one such transfer for consideration, Options and all other rights thereunder shall not be further transferable or assignable. Options may be exercised or surrendered during the Optionee's lifetime only by him or his guardian or legal representative. The estate of a deceased holder of an Option may be permitted to exercise such Option.


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               (ii) Notwithstanding the foregoing, the Board may in the
applicable option certificate or at any time after the date of grant by an instrument amending terms provided for in the option certificate provide that Options may be transferred by an Optionee without consideration, subject to such rules as the Board may adopt consistent with the terms of the applicable option certificate to preserve the purposes of the Plan, to:

                    (A) any person who is a "family member" of the Optionee as such term is used in the instructions to Form S-8 (collectively, the "Immediate Family Members");

                    (B) a trust solely for the benefit of the Optionee and his or her Immediate Family Members;

                    (C) a partnership or limited liability company whose only
                        partners or shareholders are the Optionee and his or her Immediate Family Members; or

                    (D) any other transferee as may be approved either (a) by
                        the Board in its sole discretion, or (b) as provided in the terms of the applicable option certificate;

(each transferee described in sections g(i) and in clauses (A), (B), (C) and (D) above is hereinafter referred to as a "Permitted Transferee"); PROVIDED that the Optionee gives the Board advance written notice describing the terms and conditions of the proposed transfer and the Board notifies the Optionee in writing that such a transfer would comply with the requirements of the Plan and the terms of any applicable option certificate.

               (iii) The terms of any Option transferred in accordance with sections (g)(i) and g(ii) shall apply to the Permitted Transferee and any reference in the Plan or in an option certificate to a Optionee shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Board determines, consistent with the terms of any applicable option certificate, that such a registration statement is necessary or appropriate, (c) the Board or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Optionee under the Plan or otherwise, and (d) the consequences, if any, of termination of the Optionee's services as a member of the Board under the terms of the Plan and the applicable option certificate shall continue to be applied with respect to the Optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the terms of the applicable option certificate.

                (h) Option Agreement. Options shall be granted pursuant to a written Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.

        6. OTHER PROVISIONS.

                (a) Amendment and Termination. The Board or the Committee may amend, modify or suspend the Plan at any time or from time to time, provided that no amendment shall adversely affect any Option previously granted without the Optionee's written consent. The Board may terminate the Plan at any time.

                (b) Regulations and other Approvals. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body or
(iii) an agreement by an Optionee with respect to the disposition of Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Stock thereunder, such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.



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                (c) Withholding: Each Optionee shall, no later than the date as of which the value of an award first becomes includable in his gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. In its discretion, the Committee may permit to satisfy the withholding obligation by having the Company withhold shares of Stock otherwise deliverable to such Optionee with respect to the award or by delivering previously owned Shares.

                (d) Effective Date. The Plan shall be effective as of February 21, 2001 and shall remain in force and effect until and unless it is terminated by the Board as provided herein.

                (e) Titles: Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. The masculine pronoun shall include the feminine and neuter, and singular shall include the plural, when the context so indicates.

                (f) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to the choice of laws principles thereof.



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